First California Financial Group, Inc. S-3

EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the prospectus constituting part of this Registration Statement (Form S‐3) of our report dated March 29, 2011, relating to the consolidated financial statements of First California Financial Group, Inc. and subsidiaries included in its Annual Report on Form 10‐K for the year ended December 31, 2010, and to our report dated May 6, 2011, relating to the statement of assets acquired and liabilities assumed by First California Bank, a wholly‐owned subsidiary of First California Financial Group, Inc., included in its Current Report on Form 8‐K, as amended on May 9, 2011, both of which are filed with the Securities and Exchange Commission. We also consent to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Moss Adams LLP
Portland, Oregon
November 28, 2011